Exhibit 99.1

NEWS RELEASE

Contact:	Amy Potter
Marketing Dept.
814-765-9621
FOR IMMEDIATE
RELEASE

NICK SCOTT, JR. APPOINTED TO BOARD OF DIRECTORS FOR CNB FINANCIAL CORPORATION, CNB BANK, AND ERIEBANK

CLEARFIELD, PENNSYLVANIA – May 14, 2013

Dennis L. Merrey, Chairman of CNB Financial Corporation’s Board of Directors, announced the appointment of Nick Scott, Jr., Vice President/Owner of Scott Enterprises of Erie, PA, to the Corporation’s Board of Directors, to the Board of CNB Bank, and to the Board of ERIEBANK.

As an Erie business leader responsible for operations and development of the third-generation family owned hospitality business, Mr. Scott will apply his expertise in strategic planning and provide leadership and guidance as ERIEBANK continues to develop in the Erie region.

“We are very pleased to welcome Mr. Scott as a board member. He brings significant business knowledge, industry diversification, and entrepreneurial experience, which will greatly contribute to the Corporation, CNB Bank and ERIEBANK,” stated Mr. Merrey.

Mr. Scott serves on the UPMC Hamot Health Foundation Board of Trustees, Penn State Behrend Council of Fellows Executive Board, Visit Erie Board of Directors, Erie Regional Chamber and Growth Partnership Board of Directors, and the Pennsylvania Free Enterprise Week Board of Directors. Nick also lends his expertise to the United Way’s Success by 6 Committee, and the Pennsylvania Early Learning Investment Commission.

A native of Erie, Nick graduated from Fairview High School in 1991 and continued his education at Penn State University, earning a Bachelors degree in Hotel, Restaurant, and Institutional Management in 1995. Nick currently resides in Fairview with his wife, Karen, and his four children, Nicholas, Will, Zach, and Katie.

With respect to his appointment, Mr. Scott stated, “I am excited to be a part of such an incredible group of individuals whose focus is on caring for their customers, co-workers and community.” He continued by saying, “CNB and ERIEBANK are shining stars in today’s volatile Banking industry and I look forward to being a part of their future success.”

CNB Financial Corporation is a $1.8 billion bank holding company conducting business primarily through CNB Bank, the Corporation’s principal subsidiary. CNB Bank operations include a private banking division and twenty-nine full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

As a local community bank, the Board of Advisors of ERIEBANK has been developed from Erie business and community leaders for the people and businesses of Erie. This local decision-making increases the level of service provided to the community of Erie and its surrounding area. It’s the way banking should be.

CNB web sites are www.bankcnb.com and www.eriebank.net.